Exhibit 4.2

FIFTH AMENDED AND RESTATED

BY-LAWS

OF

CHRISTOPHER & BANKS CORPORATION

ARTICLE I.
STOCKHOLDERS

Section 1.  Annual Meetings.  The annual meeting of the stockholders for the election of directors and the transaction of other business as may come before the meeting shall be held each year on such date, time and place as shall be fixed by resolution of the Board of Directors.

Section 2.  Special Meetings.  Special meetings of the stockholders for any purpose or purposes may be called only by the Chair (“Chair”) of the Board or the Board of Directors.

Section 3.  Place of Meetings.  Except as otherwise provided in these By-Laws, all meetings of the stockholders shall be held at such dates, times and places, within or without the State of Delaware, as shall be determined by the Board of Directors or the Chief Executive Officer of the Corporation and as shall be stated in the notice of the meeting or in waivers of notice thereof.  If the place of any meeting is not so fixed, it shall be held at the registered office of the Corporation in the State of Delaware.

Section 4.  Notice of Meetings.  Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given that shall state the place, date, and time of the meeting and the purpose or purposes for which the meeting is called and shall indicate who called the meeting.  A copy of the notice of any meeting shall be given, personally or by mail, not less than ten (10) nor more than sixty (60) days before the date of the meeting, to each stockholder entitled to vote at the meeting.  If mailed, the notice shall be given when deposited in the United States mail, postage prepaid, and shall be directed to each stockholder at the stockholder’s address as it appears on the record of stockholders, unless he or she shall have filed with the Secretary of the Corporation a written request that notices to him or her be mailed to some other address, in which case it shall be directed to him or her at the other address.  Notice of any meeting of stockholders shall not be required to be given to any stockholder who shall attend the meeting, except any stockholder who shall attend such meeting for the express purpose of objecting at the beginning thereof to the transaction of any business because the meeting is not lawfully called or convened, or who shall submit, either before or after the meeting, a signed waiver of notice.  Unless the Board, after the adjournment, shall fix a new record date for an adjourned meeting or unless the adjournment is for more than thirty (30) consecutive days, notice of an adjourned meeting need not be given if the place, date and time to which the meeting shall be adjourned is announced at the meeting at which the adjournment is taken.

Section 5.  Quorum.  Except as otherwise provided by law or by the Certificate of Incorporation of the Corporation, at each meeting of stockholders, the holders of a majority of the shares of each class entitled to vote thereat, present, in person or by proxy, shall constitute a quorum for the transaction of business by such class.

Section 6.  Voting.  At each meeting of stockholders, every stockholder of record shall be entitled to cast one vote for every share of stock held in her or his name on the books of the Corporation on the record date and entitled to vote at such meeting.  A stockholder may vote in person or by proxy.  Except as otherwise provided by law, by the Certificate of Incorporation of the Corporation, or by these By-Laws, any corporate action to be taken by a vote of the stockholders, other than the election of directors, shall be authorized by not less than a majority of the votes cast at a meeting by the stockholders present, in person or by proxy, and entitled to vote thereon.  Directors shall be elected as provided in Section 3 of Article II of these By-Laws.  Written ballots shall not be required for voting on any matter unless ordered by the Chair of the meeting.

Section 7.  Action Without a Meeting.  Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

Section 8.  List of Stockholders.  At least ten (10) days before every meeting of stockholders, a list of the stockholders (including their addresses) entitled to vote at the meeting and their record holdings as of the record date shall be open for examination by any stockholder, during ordinary business hours, on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with notice of the meeting, or, if not so provided, at the principal place of business of the Corporation (by contacting the Corporate Secretary).  The list also shall be kept at and be available throughout the meeting.

Section 9.  Rules of Conduct.  The Board of Directors or the Chair may adopt such rules, regulations and procedures for the conduct of any meeting of the stockholders as it deems appropriate including, without limitation, rules, regulations and procedures regarding participation in the meeting by means of remote communication.  Except to the extent inconsistent with any applicable rules, regulations or procedures adopted by the Board of Directors, the Chair of any meeting may adopt such rules, regulations and procedures for the meeting, and take such actions with respect to the conduct of the meeting, as the Chair of the meeting deems appropriate.  The rules, regulations and procedures adopted may include, without limitation, rules that (i) establish an agenda or order of business, (ii) are intended to maintain order and safety at the meeting, (iii) restrict entry to the meeting after the time fixed for its commencement and (iv) limit the time allotted to stockholder questions or comments.  Unless otherwise determined by the Board of Directors or the Chair, meetings of the stockholders need not be held in accordance with the rules of parliamentary procedure.

Section 10.  Proxies.  Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy as permitted by the General Corporation Law of the State of Delaware.

Section 11.  Notice of Nominations and Other Business at Annual Meetings.

(a)                                  Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders only through any one of the following means:  (1) pursuant to the Corporation’s notice of meeting, (2) by or at the direction of the Board of Directors or (3) by any stockholder of the Corporation who was a stockholder of record at the time of giving of the notice by the stockholders provided for in this Section, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section.

(b)                                 For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (3) of paragraph (a) of this Section, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than thirty (30) days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if the first public announcement is less than one hundred twenty (120) days prior to the date of such meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made.  In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

Such stockholder’s notice shall set forth (1) as to each person whom the stockholder proposes to nominate for election or reelection as a director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such person or any Associated Person of such person and (iii) any other direct or indirect positions, agreements or understandings to which such person or any Associated Person of such person is a party (including hedged positions, short positions, options, derivatives, convertible securities and any other stock appreciation or voting interests) which provide the opportunity to profit or share in any profit derived from any increase or decrease in the value of the shares of the Corporation; (2) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder or any Associated Person of such stockholder, including any agreements such stockholder or any Associated Person of such stockholder may have with others in connection with such business; and (3) as to the stockholder giving the notice (i) the name and address of such stockholder, as they appear on the Corporation’s books, (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder or any Associated Person of such stockholder and (iii) any other direct or indirect positions, agreements or understandings to which such stockholder or any Associated Person of such stockholder is a party (including hedged positions, short positions, options, derivatives, convertible securities and any other stock appreciation or voting interests) which provide the opportunity to profit or share in any profit derived from any increase or decrease in the value of the shares of the Corporation.

(c)                                  Only such persons who are nominated in accordance with the procedures set forth in this Section shall be eligible to serve as directors and only such business shall be conducted at an annual meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section.  Except as otherwise provided by law, the Chair of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section and, if any proposed nomination or business is not in compliance with these By-Laws, to declare that such defective proposed business or nomination shall be disregarded.

(d)                                 For the purposes of this Section, “public announcement” shall mean disclosure in a press release reported by (i) the Dow Jones News Service, Associated Press or a comparable national news service or (ii) in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(e)                                  For the purposes of this Section, “Associated Person” of any stockholder or proposed nominee shall mean (i) any member of the immediate family of such stockholder or proposed nominee sharing the same household with such stockholder or proposed nominee; (ii) any person controlling, controlled by, or under common control with, such stockholder or proposed nominee; (iii) any person acting in concert or as part of a group (within the meaning of the Exchange Act and the regulations promulgated thereunder) with such stockholder or proposed nominee; or (iv) any beneficial owner of shares of stock of the Corporation that are owned (of record or beneficially) by such stockholder or proposed nominee.

(f)                                    Nothing in this Section shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to and in compliance with Rule 14a-8 under the Exchange Act.

Section 12.  Record Date.  If the Corporation proposes to take any action for which the General Corporation Law of the State of Delaware would permit it to set a record date, the Board of Directors may set such a record date as provided under the General Corporation Law of the State of Delaware.

ARTICLE II.
BOARD OF DIRECTORS

Section 1.  General Power.  The property, business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors.  The Board of Directors may delegate its authority, subject to reasonable supervision, to any committee, officer or agent and grant the power to sub-delegate.

Section 2.  Number.  Except as otherwise provided in the Certificate of Incorporation of the Corporation, the number of directors of the Board of Directors shall be fixed from time to time by the majority vote of the entire Board of Directors.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 3.  Election and Term of Directors.  Each of the directors shall hold office until the annual meeting of stockholders next held after such director’s election and until such director’s successor shall have been elected and shall qualify, or until the earlier death, resignation, removal or disqualification of such director.

Except as otherwise provided in the Certificate of Incorporation of the Corporation, directors shall be elected by a plurality of the votes cast.

Section 4.  Resignations.  Any director may resign at any time by giving written notice of his or her resignation to the Corporation.  A resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt, and, unless otherwise specified therein, the acceptance of a resignation shall not be necessary to make it effective.

Section 5.  Removal.  Any director may be removed by the stockholders of the Corporation only by the affirmative vote of a majority of the stockholders then entitled to vote in the election of directors.

Section 6.  Newly Created Directorships and Vacancies.  Except as otherwise provided in the Certificate of Incorporation of the Corporation, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors.  Any director elected in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified.  No decrease in the number of directors shall shorten the term of any incumbent director.

Section 7.  Regular Meetings.  At such times as it deems appropriate, the Board of Directors shall meet for the purposes of the election of officers and the transaction of other business.  Other regular meetings of the Board of Directors shall be held at such places, dates, and times as may be fixed from time to time by the Board of Directors.  Notice of regular meetings need not be given, except as otherwise required by law.

Section 8.  Special Meetings.  A special meeting of the Board of Directors may be called by the Chief Executive Officer (if a member of the Board of Directors), the Chair or by any two (2) directors and shall be held at such time and place as are fixed in the call of the meeting.  Notice of each special meeting shall be given (i) in person or by telephone to the director at least twenty-four (24) hours in advance of the meeting, (ii) by personally delivering written notice to the director’s last known business or home address at least forty-eight (48) hours in advance of the meeting, (iii) by delivering an electronic transmission (including, without limitation, via telefacsimile or electronic mail) to the director’s last known facsimile number or email address for receiving electronic transmissions of that type at least forty-eight (48) hours in advance of the meeting, (iv) by depositing written notice with a reputable delivery service or overnight carrier addressed to the director’s last known business or home address for delivery to that address no later than the business day preceding the date of the meeting or (v) by depositing written notice in the U.S. mail, postage prepaid, addressed to the director’s last known business or home address no later than the third business day preceding the date of the meeting.  Timely notice of any meeting need not be given to any director who shall submit, either before or after the meeting, a signed waiver of notice or who shall attend the meeting, except if such director shall attend for the express purpose of objecting at the beginning thereof to the transaction of any business because the meeting is not lawfully called or convened.  Notice of any adjourned meeting, including the place, date and time of the new meeting, shall be given to all directors not present at the time of the adjournment, as well as to the other directors unless the place, date and time of the new meeting is announced at the adjourned meeting.  Each notice shall state the time and place of the meeting but need not state the purposes thereof.

Section 9.  Quorum and Manner of Acting.  At each meeting of the Board of Directors the presence of a majority of the total number of directors shall be required to constitute a quorum for the transaction of business, and the vote of a majority of the directors present at the time of the vote, if a quorum is present at that time, shall be the act of the Board of Directors.  A majority of the directors present, whether or not a quorum is present, may adjourn any meeting to another place, date and time.  Members of the Board of Directors or any committee designated by the Board of Directors may participate in meetings of the Board of Directors or any such committee by means of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at the meeting.

Section 10.  Written Consent.  Any action required or permitted to be taken by the Board of Directors or any committee of the Board of Directors may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

Section 11.  Compensation.  The Board of Directors shall have the authority to fix the compensation of directors for services in any capacity and to provide that the Corporation shall reimburse each director for any expenses paid by him or her on account of his or her attendance at any regular or special meeting of the Board.  Nothing herein contained shall be construed so as to preclude any director from serving the Corporation in any other capacity, or from serving any of its stockholders, subsidiaries or affiliated corporations in any capacity and receiving proper compensation therefor.

Section 12.  Executive and Other Committees of Directors.  The Board of Directors may, by resolution passed by a majority of the members of the Board of Directors, designate an Executive Committee and one or more other committees, each consisting of one or more directors of the Corporation and each having such authority as the Board of Directors may by resolution provide in accordance with the laws of the State of Delaware.  The Board of Directors may authorize any such committee to exercise all or some of the powers and authority of the Board of Directors in the management of the property, business and affairs of the Corporation.  Subject to any requirements of law, each committee shall take action in accordance with such rules as are provided by resolution of the Board of Directors or as the committee members shall unanimously agree upon.

Section 13.  Chair of the Board.  The Board shall elect a Chair of the Board from among the members of the Board.  The Chair may be either a non-employee director or a director who is also an executive officer of the Company.  The Chair shall preside at all meetings of the Board and shall perform such other duties as may be directed by the Board or as otherwise set forth in these By-Laws.

Section 14.  Vice Chair of the Board.  The Board may elect a Vice Chair of the Board from among the members of the Board.  The Vice Chair may be either a non-employee director or a director who is also an executive officer of the Company.  If the Board has elected a Vice Chair of the Board, the Vice Chair shall perform such duties as may be designated by the Chair, subject to the direction of the Board.

Section 15.  Place of Meeting.  Except as otherwise provided in these By-Laws, all meetings of the Board of Directors shall be held at such places, within or without the State of Delaware, as the Board of Directors determines from time to time.

Section 16.  Conduct of Meetings.  At each meeting of the Board of Directors, the Chair of the Board of Directors or, in his or her absence, a director designated by the Chair or a director chosen by a majority of the directors present, shall act as Chair of the meeting.  The Secretary or, in his or her absence, any person appointed by the Chair of the meeting, shall act as Secretary of the meeting and keep the minutes thereof.  The order of business at all meetings of the Board of Directors shall be as determined by the Chair of the meeting.

ARTICLE III.
OFFICERS

Section 1.  Officers Enumerated.  The officers of the Corporation shall be a Chief Executive Officer, President, one or more Vice Presidents, a Secretary, and a Chief Financial Officer, and such other officers as the Board of Directors may in its discretion elect.  Any two or more offices may be held by the same person.

Section 2.  Election and Term of Office.  All officers shall be elected by the Board of Directors at such times as the Board deems appropriate.  Unless elected for a lesser term, and subject always to the right of the Board of Directors to remove an officer with or without cause, each officer shall hold office until his successor has been elected and qualified.

Section 3.  Chief Executive Officer.  The Chief Executive Officer shall be the principal executive officer of the Corporation and shall be responsible for the general management, direction and control of all of the business and affairs of the Corporation, subject only to the supervision of the Board of Directors.  In the absence or disability of any other officer of the Corporation, the Chief Executive Officer may possess and perform the duties of that officer and shall perform other such duties as the Board of Directors may prescribe.

Section 4.  The President.  The President shall have such duties as may from time to time be prescribed by the Board of Directors or be delegated by the Chief Executive Officer.  The President shall report to the Chief Executive Officer if the President is not also serving as Chief Executive Officer.

Section 5.  The Vice Presidents.  Each Vice President shall have such powers and shall perform such duties as may be prescribed by the Board of Directors or by the Chief Executive Officer.  The following categories of Vice Presidents may be elected by the Board of Directors:

(i)                                     Executive Vice Presidents

(ii)                                  Senior Vice Presidents

(iii)                               Vice Presidents

Section 6.  The Secretary.  The Secretary shall issue notices of all meetings of stockholders and of the directors whenever notice is required.  He or she shall keep the minutes of all meetings of stockholders and of the Board of Directors in a book to be kept for that purpose.  He or she shall sign such instruments as require his or her signature and shall posses such other powers and perform such other duties as usually pertain to his or her office or as the Board of Directors may prescribe.

Section 7.  Chief Financial Officer.  The Chief Financial Officer shall have the care and custody of all the moneys and securities of the Corporation.  He or she shall keep or cause to be kept complete and accurate books of account of all moneys received and paid on account of the Corporation.  He or she shall sign such instruments as require his signature and shall possess such other powers and perform such other duties as usually pertain to his or her office or as the Board of Directors may prescribe.

Section 8.  Assistant Officers.  If the Board of Directors shall elect any Assistant Vice President, Assistant Secretary, or Assistant Financial Officer, such assistant officer shall assist the officer to whom he or she is assistant, shall possess that officer’s powers and perform that officer’s duties in his or her absence or incapacity, and shall possess such other powers and perform such other duties as the Board of Directors may prescribe.

Section 9.  Resignations.  Any officer may resign at any time by giving written notice of resignation to the Corporation.  A resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt, and, unless otherwise specified therein, the acceptance of a resignation shall not be necessary to make it effective.

Section 10.  Vacancies.  If an office becomes vacant for any reason, the Board of Directors may fill the vacancy, and each officer so elected shall serve for the remainder of his predecessor’s term.

ARTICLE IV.
PROVISIONS RELATING TO STOCK
CERTIFICATES AND STOCKHOLDERS

Section 1.  Certificates.  Shares of the capital stock of the Corporation may be certificated or uncertificated, as approved by the Board of Directors and as provided under the General Corporation Law of the State of Delaware.  Shares of stock represented by certificates shall be in such form as shall be approved by the Board of Directors.  Stock certificates shall be signed in the name of the Corporation by (i) the Chair of the Board of Directors, the President or any Vice President and (ii) the Treasurer, Secretary or any Assistant Treasurer or Assistant Secretary of the Corporation.  Any or all of the signatures on a certificate may be a facsimile.  In case any officer, transfer agent or registrar who signed or whose facsimile signature has been placed upon a certificate shall have ceased to be an officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Section 2.  Lost Certificates, Etc.  Except as otherwise provided in the Certificate of Incorporation of the Corporation, the Corporation may issue a new certificate for shares in place of any certificate theretofore issued by it, alleged to have been lost, mutilated, stolen or destroyed, and the Board of Directors may require the owner of the lost, mutilated, stolen or destroyed certificate, or his legal representatives, to make an affidavit of that fact and to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation on account of the alleged loss, mutilation, theft or destruction of the certificate or the issuance of a new certificate.

Section 3.  Transfers of Shares.  Transfers of stock shall be on the books of the Corporation only by the record holder of such stock, or by attorney lawfully constituted in writing, and, in the case of stock represented by a certificate after due presentation of the stock certificates therefor appropriately endorsed or accompanied by proper evidence of succession, assignment or authority to transfer.

ARTICLE V.
GENERAL

Section 1.  Dividends.  Subject to the provisions of the Certificate of Incorporation, dividends upon the capital stock of the Corporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law.  Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation.

Before any payment of any dividend there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for such other purpose as the Board of Directors shall think advisable for the interests of the Corporation, and the Board of Directors may abolish such reserve.

Section 2.  Indemnification.  To the full extent authorized, permitted, or allowed by law, whether or not specifically required by Section 145 of the General Corporation Law of the State of Delaware or any successor or supplemental provision, the Corporation shall indemnify any person made or threatened to be made a party in any civil, criminal, or other action, suit, or proceeding by reason of the fact that he or she, his or her testator or intestate, is or was a director or officer of the Corporation or any subsidiary of the Corporation, or is or was serving at the request of the Corporation, confirmed in writing, as a director or officer of, or in a comparable capacity for, another corporation, partnership, joint venture, trust or other enterprise.

Section 3.  Fiscal Year.  The fiscal year of the Corporation shall end at the close of business on that Saturday in February or March which falls closest to the last day of February.

ARTICLE VI.
AMENDMENTS

Section 1.  By-Law Amendments.  The By-Laws of the Corporation may be made, altered, or repealed by vote of the stockholders at any annual meeting or at any special meeting called for the purpose or, except as otherwise provided in these By-Laws or by law, by vote of a majority of the authorized number of directors at any regular or special meeting.  No amendment of the provisions of these By-Laws shall be effected if as a result thereof, these By-Laws would be in conflict with the provisions of the Certificate of Incorporation of the Corporation.